Exhibit 10(n)


                     DESCRIPTION OF RELOCATION BENEFITS
                           FOR ALLAN G. KEIRSTEAD


 The Compensation and Stock Option Committee of the Board of Directors of Stanhome Inc. (the "Company") recently approved and ratified relocation benefits (the "Relocation Benefits") for Allan G. Keirstead to continue as the Company's Vice Chairman, Executive Vice President and Chief Administrative and Financial Officer, which Relocation Benefits were offered to him in the form of a letter agreement summarizing certain continuing compensation matters and employee benefits, as well as providing for the Relocation Benefits, certain of which are subject to adjustment in the event of a voluntary termination of employment by Mr. Keirstead. The Relocation Benefits principally consist of certain supplemental benefits to be received by Mr. Keirstead in the event he relocates his place of business to Illinois at the request of the Company, including the following benefits to which he may be entitled in connection with his termination of employment with the Company, whether voluntary or involuntary, during a period of two years following the date of his relocation: monthly severance payments (including without limitation a "retention benefit") as provided for in the Company's existing Severance Policy and a letter dated June 16, 1997 to him; pension benefits in accordance with Mr. Keirstead's Retirement Contract, as amended, starting at age 55, subject to Board approval in the event of a voluntary termination prior to age 55; continuation of medical and life insurance benefits for up to 36 months; and continued vesting of stock options for a three-year period. Mr. Keirstead is also eligible to receive relocation and related reimbursements.